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THIS FILING CONSISTS OF VARIOUS NEWS MEDIA ARTICLES AND INTERVIEWS REGARDING THE PROPOSED MERGER.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

VARIOUS NEWS MEDIA ARTICLES AND INTERVIEWS

The Australian Article, March 31, 2005

A big deal ... you bet it is - SunGard bid puts leveraged buyouts back in spotlight

By Stephen Ellis

WHEN seven top US private equity firms joined forces in a bid to take SunGard private earlier this week, it was the sheer scale of the deal that captured attention. At $US11 billion ($14.2 billion), it was the biggest leveraged buyout (LBO) of a public company since RJR Nabisco fell to the barbarians in 1989.

Several of the most celebrated names in private equity were in the consortium — including Kohlberg Kravis Roberts (KKR), Texas Pacific, Bain Capital and Blackstone — although two others, Thomas H. Lee and the Carlyle Group, dropped out at the last minute after haggling over price.

The excitement stirred by the SunGard deal is not surprising. Ever since KKR’s successful $US31 billion assault on RJR, US investors have closely tracked the actions of the secretive buyout partnerships, whose glamour, reputation for ruthlessness and colossal management fees stir jealousy elsewhere on the Street.

In recent years that scrutiny has increased as the capital available to private equity firms has swollen to $US1 trillion.

Little wonder that the Carlyle Group found itself in the crosshairs when film maker Michael Moore was searching for somebody to play the iniquitous face of capitalism. The easy way to interpret the SunGard deal is as more of the same — a return to the buccaneering ways of the 1980s, when smart money could snap up undervalued assets and turn them to gold via the twin disciplines of crushing leverage and relentlessly focused managers. In reality it marks a sharp departure from the practices that made private equity firms successful in the past decade, and underscores the challenges they face now that US money managers have poured so much money into their coffers.

By conventional measures, KKR and its peers never quite deserved the attention lavished on them from the late 1980s onwards and perhaps should not have had the easy access to capital that they did.

Between 1980 and 2000, the period of the US stock market’s great bull run, the return on capital invested in US private equity funds was more or less the same as the return on US shares — and of course buyout funds were far riskier, thanks to their liberal use of leverage, and far less liquid. But during the latter part of the period, even as it became apparent that KKR’s model of placing a single huge bet on RJR was both particularly risky and flawed, the buyout firms found the right model elsewhere.

The typical business they purchased was the likes of a cement plant or a midwestern metal-working tools outfit — dull, stable, capital-intensive businesses whose cash flow was predictable enough to service high levels of debt, and whose industry was so sleepy that single-minded managers could cut a swath.

As a result, the industry started demonstrating a startling ability to generate good returns and hand back mountains of cash to its investors at just the right time — the end of the technology boom. Like the hedge funds, private equity firms have been the recipients of a flood of capital since 2000 as the players that sit at the top of the US investment food chain looked for higher returns than were available in equities or bonds, and turned away from venture capital. At the same time they have also been the fortunate beneficiaries of a steady drift of management talent away from public companies, due to a flat US equities market and the strict requirements of Sarbanes Oxley and the rest of the post-bubble regulatory apparatus.

Top US management talent has increasingly been willing to swap personal exposure to legal liability and stock options of dubious value for the cash remuneration and sheltered confines of private firms, plus the requisite windfall and graceful exit if they do build their business to the point where an IPO beckons and they must again confront Sarbanes Oxley.

The problem is that the top LBO firms now have almost unlimited capital to put to work, at the moment in the cycle when valuations for mature, mid-sized, cash-generating businesses may have peaked.

This is leading to two trends, both exemplified in the SunGard bid — bigger deals, so that more capital can be put to work; and a search for targets outside the traditional manufacturing, utilities and infrastructure sectors where LBOs have made the most sense.

In the case of SunGard that has meant a plunge into technology, albeit disaster recovery technology infrastructure for big firms and financial markets trading software — two of the less dynamic parts of IT.

The larger size of the deals that LBO firms must now contemplate is also creating a trend towards partnerships, as in the banding together of the seven SunGard buyers. Such partnering diversifies risk, and removes the chance that a single big deal gone bad, combined with leverage, could destroy a particular fund.

The banding together of so many firms also raises questions as to who will provide the drive, knowledge and focus to ensure the right managers are put in place to drive up the value of SunGard.

In short, the deal makes the private equity industry look a lot less like uniquely talented investors, and more like those very same money managers who put up most of their capital — albeit a particularly expensive flavour of money managers.

That’s not exactly what the big US university and foundation endowments, pension funds and mutual funds were looking for when they committed their capital and agreed to pay those immense fees. As long as the bets keep paying off, there will be no complaints. But as with the venture capital industry five years ago, leveraged buyout firms may be in the midst of proving that in the world of illiquid private investing, bigger is far from better.

Business Week Online Article, March 30, 2005

The Allure of Going Private; Increased regulation and a more mature private-equity market make being a public company less attractive. Just ask SunGard Data Systems

By Steve Rosenbush

The dream of going public may be losing its luster. For generations, business owners have longed to sell shares to investors. As shareholders bid up the value of the stock, the companies gained capital to expand and invest. That has been particularly true for tech outfits, where entrepreneurs and venture capitalists literally manufacture companies for launch on the equity ocean.

But the dream shows some signs of changing. Case in point: On Mar. 28, SunGard Data Systems (SDS) announced it would sell itself to a group of private-equity firms for $11.3 billion. Cristobal Conde, SunGard’s president and chief executive, explained that growth opportunities seemed greater as a private company.

“When you’re running a public company, you have to make trade-offs between short-term quarterly earnings and long-term investments,” Conde tells BusinessWeek Online. “We’ll still have to make those trade-offs, but we can favor long-term investments to a greater extent in a private setting.”

GREATER SCRUTINY. The deal comes at a time when publicly traded companies are under increasing pressure. Several years of scandals at leading corporations led to the Sarbanes-Oxley Act, which requires executives to submit to tighter accounting regulations and reporting requirements.

Sarbanes-Oxley has made it more time-consuming and expensive to function as a public company. And the executives and directors of publicly held outfits face greater scrutiny — putting them personally at risk if things go wrong — from regulators such as the Securities & Exchange Commission and New York Attorney General Eliot Spitzer. The new responsibilities add to the growing sense that status as a public company means a lot more hassles than it used to.

More important, the drawbacks of being private aren’t necessarily as great as they once were. Companies have long gravitated toward public markets so that they can raise capital. But the private-equity markets have attained sufficient size to serve the capital needs of ever-larger companies.

IN FOR THE LONG HAUL. Big, multinational players like GE (GE) always will need to raise money in the public markets. But for a big company like SunGard, whose 2004 revenue came to $3.56 billion, the private-equity world offers plenty of opportunity. The new owners, led by Silver Lake Partners, include an all-star cast of supporting players: Bain Capital, Blackstone Group, Goldman Sachs Capital Partners (GS), KKR, Providence Equity Partners, and the Texas Pacific Group. It would take a long time for SunGard to outgrow the resources of those deep pockets.

The access to capital will allow SunGard to make more acquisitions as part of its growth strategy. “This company had a good track record of buying smaller companies,” says Silver Lake’s co-founder and managing director, Glenn Hutchins, who adds that his firm isn’t looking for a quick exit: “Like all of our investments, we intend to hold this for a long time.”

The workings of the private-equity markets have changed, too. While these investments have generated enormous returns over the last few decades, they’ve become more modest in recent years as the industry has matured. As a general rule, private-equity firms specialized in buying smaller and midsize companies and industrial divisions, turning around faltering operations and making outsize returns.

NEW STRATEGIES Returns of 40% or more were common in the 1980s, and returns above 30% or more were the goal in the 1990s, according to industry veteran Gwyneth Ketterer, chief operating officer of private-equity player Bear Stearns Merchant Banking. But targeted-return percentages have dropped to the 20s in the recent years. She cites two reasons: The companies getting bought are more expensive, and buyers must put a higher percentage of private equity into their deals.

Plus, the venture-capital industry is growing more competitive. The number of private-equity firms has increased over the years, as stricter regulation and weaker returns in the stock market forced investors to seek alternatives. Competition has intensified, with more players on the field even as margins erode. For that reason, private-equity firms have had to develop new strategies to make money, such as teaming up en masse to acquire larger and larger companies.

The track record for high-profile private-equity deals is mixed, however. The 1989 RJR deal, still the biggest of them all, was a relative flop. It took years to achieve a single-digit return from the debt-laden company. But private-equity giant Blackstone had a hit this year with the initial public offering of German chemical company Celanese (CE).

DEMANDING OWNERS. How will SunGard fare? Based in Wayne, Penn., it reported profits of $454 million in 2004. A software maker specializing in servicing finance companies, its revenue base — $3.56 billion in 2004 — is growing at 14% a year. It plans to boost that rate by acquiring smaller companies and ramping up sales of existing products. “Our largest customer, JPMorgan (JPM), is underpenetrated when it comes to the number of products and services we provide it,” says Conde.

It’s far too soon to know whether the deal will succeed. But ownership by seven of the world’s leading private-equity firms surely will pose its own set of challenges. The partners are bound to be demanding owners, and if their interests diverge, problems will ensue.

“It would be naive to think this will be easy,” says Conde, who has a BS in astronomy and physics from Yale. Yet he’s no stranger to forging new paths. And with his latest move, he’s once again a pioneer in what many expect will be a growing trend.

CFO.COM Article, March 30, 2005

Are LBOs Back?

Private-equity funds are getting bigger and doing larger deals. Indeed, no target’s untouchable, according to the co-founder of Carlyle Group.

By Stephen Taub, CFO.com

Are private-equity funds staging a comeback?

Seems that way. Pension funds and other large investors are pouring money into these private pools of buyout money. And these funds are putting the capital to work, spearheading some of the biggest acquisitions in recent months.

The Wall Street Journal reports that the Washington, D.C.-based Carlyle Group has raised $10 billion, creating the largest leveraged buyout fund ever. Of that sum, $7.85 billion is ear-marked for U.S. investments and another $2.2 billion for European deals, according to the paper.

Altogether, buyout fund managers have about $1 trillion in capital available to them, according to the Journal. Upshot: Some of the largest corporations could wind up going private. “Nothing is off the table now,” Carlyle co-founder and managing director David Rubenstein told The Journal.

Meanwhile, even more money could soon be streaming into these buyout pools. The Journal reports in a separate story Monday that Mississippi has become the latest state to allow its state pension fund to invest in private equity or other so-called “alternative” investments.

Under a bill signed last week by Mississippi Gov. Haley Barbour, the Public Employees’ Retirement System of Mississippi can invest up to 10 percent of its money, or around $1.7 billion, in asset classes other than stocks, bonds, or real estate, provided the investments are in the form of limited partnerships, commingled funds or separate accounts, according to the newspaper.

Last month, New Mexico’s state legislature approved a similar bill, allowing its two public pension funds to invest in private equity

Buyout funds typically use borrowed money to take over a company. They then often cut operating costs at the acquired business, sometimes selling bits of the operation to help service the debt taken on to fund the acquisition. Other times, private-equity firms use a business as a “platform,” combining the company with other similar companies. The buyers eventually cash out for a much higher price than they paid for the original equity.

As CFO.com reported yesterday, Silver Lake Partners led a group of buyout funds that agreed to buy SunGard Data Systems Inc. for $11.3 billion, the largest private-equity deal since Kohlberg Kravis Roberts’s $25 billion leveraged buyout of RJR Nabisco in the late 1980s. KKR is a participant in the SunGard deal.

The SunGard acquisition may prove to be a watershed in the private-equity sector. First off, the bid for the software and data specialist was put together by seven firms. What’s more, private equity firms have tended to shy away from purchasing software companies. Such businesses rarely have predictable revenue streams, and their assets are mostly intangible.

The Journal points out, however, that these financial-oriented buyers are warming up to tech companies that derive more of their revenues from providing services to corporations.

Earlier this month, KKR, Bain Capital LLC, and Vornado Realty Trust agreed to buy Toys “R” Us Inc., for $6.6 billion. That deal may be on hold, though: a union pension fund has filed a suit to stop the acquisition, claiming the purchase price does not reflect the true value of the toy retailer, and, in particular, its real estate assets.

Meanwhile, KKR may also buy a majority stake in General Motors Corp.’s GMAC Commercial Mortgage subsidiary for at least $1 billion, according to The New York Post.

Currently, Goldman, Sachs & Co. is the only Wall Street bank that maintains an in-house private equity unit. The other white-shoe firms have spun off their private-equity operations. Why? Reportedly, managers at the Wall Street firms worried that their private-equity businesses might alienate investment banking clients who operate their own private buyout funds.

Information Week Article, March 30, 2005

Merrill Analyst: Tech Investors Should Eye Outsourcing Companies In Light of SunGard Deal

Report says premium paid for SunGard shows that IT outsourcing and business-process outsourcing companies are undervalued.

By Paul McDougall

In a report issued Wednesday, Merrill Lynch says the planned $11.3 billion buyout of SunGard Data Systems Inc. by a group of private investors shows that Wall Street is undervaluing IT and business-process-outsourcing services vendors with steady, recurring revenue and strong cash flows.

Silver Lake Partners, the Blackstone Group, Bain Capital, and several other private equity firms have coalesced to purchase SunGard at a 14% premium over its market capitalization at the time the deal was revealed earlier this week. That lofty premium, Merrill Lynch analyst Gregory Smith says, should lead investors to take a second look at IT services and BPO service vendors whose balance sheets resemble SunGard’s.

In the report, Smith says Affiliated Computer Services (ACS), Fiserv, and First Data look particularly enticing in light of the SunGard deal. Those stocks, Smith says, “are all trading at very attractive multiples, offer relatively high earnings stability and visibility, generate strong free-cash flow, and should offer good downside protection in any tough environment for technology investing.”

Smith says he likes ACS for its strong presence in the fast-growing BPO market, a presence that was bolstered by the company’s recent acquisition of Mellon Financial’s human-resources-management outsourcing business. He’s strong on Fiserv, which provides software and services to the financial industry, in part because he believes the company’s outsourcing business will see modest but steady single-digit growth in 2005. And Smith expects First Data “to remain aggressive in buying back its stock at current levels given the company’s very strong free-cash flow.”

In morning trading Wednesday, the selling price for shares of ACS was $51.94, Fiserv was $38.90, and First Data was $39.56. Merrill Lynch says it does, and seeks to do, business with the companies covered in Smith’s report.

RedHerring Article, March 30, 2005

TechSpin: SunGard, in pieces?

The purchase of SunGard Data Systems seems to have tabled the planned spin-off of its attractive availability services business, at least for the time being. The firm had announced plans for a spin-off of its AS division back in October but the recent purchase of the company by a group of investors for $36 per share apparently puts that bit of business on hold. According to an article in NewsFactor, the firm could be divided up since the individual members of the consortium which purchased the firm have investments in hundreds of technology firms, some of which are complementary to the businesses in which SunGard is involved. “So why are investors really putting up $11.3 billion to take SunGard private? So they can conduct mergers, acquisitions, and reorganizations with a reduced burden of regulatory oversight,” Forrester analyst Coline

Rankine told NewsFactor. “The [members of the buyout group] have recently made other acquisitions, so there are a number of possibilities.” In accepting the buyout offer SunGard’s CEO Cristobal Conde said, “our customers and employees should know that it is business as usual, now and following the completion of the transaction.” He said the success of the buyout would depend on “growing the business rather than eliminating jobs or reducing service levels.” SunGard continues to operate with its current management team at its headquarters in Wayne, Pennsylvania, and an employee headcount of 10,000.

Waters Online Article, March 30, 2005

WATERS NEWS EDITOR’S LETTER

SunGard Gets Bought

One week after announcing their intention to buy the software giant, a consortium of LBO specialists buys SunGard for $11.3 Billion. Waters Reporter Rob Daly explains why SunGard was so easy to buy, whether the split will happen and how the financial software landscape will look in the months to come.

Last week, we mulled over the announcement that a consortium of seven LBO big shots were interested in buying financial services giant SunGard. On Monday morning, SunGard officials held a conference call to announce that the actual sale had been announced—for $11.3 billion, including debt. We knew that things were going to get interesting but this is noteworthy. In the space of one week the deal has been finalized and now awaits board and regulatory approval.

For some industry observation, let’s turn to Waters reporter Rob Daly who has been covering financial technology for more than six years.

Waters News: Why are these firms buying SunGard for $11.3 billion?

Rob Daly, reporter, Waters: They’re envious of Cris Conde’s baseball card collection. The SunGard CEO and his team have spent the past several years investigating, evaluating and acquiring some of the best financial technology firms out there. With the economy looking to be on an upswing, along with increased IT spending within the financial services community, this looks like a perfect time to make an offer.

Waters News: SunGard has been crowing about splitting up the company into two entities — business continuity and everything else — since last fall. Will the split still take place?

Daly: According to the latest news coming out of SunGard, the split has been put on hold. Once the ink is dry on the contract, I doubt there will be any major changes for at least 18 months while the new owners take SunGard out for its shakeout cruise.

Waters News: SunGard is well known for buying different firms and attaching the SunGard name, but keeping them fairly siloed and separate. Will this make it easy for the new owners to sell off the different parts of SunGard?

Daly: It couldn’t hurt. SunGard has always prided itself on the level of integration among its businesses. Listening to the people on the street, however, the integration among the various SunGard businesses hasn’t been as strong as it could have been.

Waters News: If SunGard does get sold off piecemeal, does this mean that SunGard was ultimately a failure?

Daly: Not really. SunGard has been a great incubator. It has a good track record of identifying up-and-coming businesses, acquiring them and making sure that they have enough resources to continue to mature. The difficult part has always been taking these various technologies that had been developed independently and weaving them together into a well-integrated suite of offerings.

Waters News: What does SunGard’s sale mean for second- and third-tier financial service firms? Will the next 12 months be good times as the dust settles from the sale?

Daly: Not really. Everyone who’s working with SunGard is locked into an existing contract and the new owners won’t make any radical changes until they get a sense of how all the business units are performing.

Waters News: Which other financial services firms are ripe for buying?

Daly: There’s always Bloomberg. Mayor Mike recently went on the record saying that he’s looking to sell the company and set up a foundation once he’s out of Gracie Mansion . It’s really up to Bill Gates and Steve Ballmer whether or not they want to tap the cash reserves to make the acquisition and go headfirst into the financial services arena.

Thanks for the insights, Rob.

Stay tuned to Waters and Waters News as we bring you the latest news and analyses on the SunGard purchase and all the hottest topics in financial IT.

Waters Online Article, March 30, 2005

WATERS NEWS

Investors Buy SunGard for $11.3 Billion

A group of seven private equity investment firms has agreed to buy financial technology giant SunGard Data Systems in a deal worth $10.8 billion plus debt.

The private equity group buying SunGard is led by Silver Lake Partners and includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

The investor group said the deal was valued at $11.3 billion, which includes $500 million in SunGard bond debt, but officials declined to provide an exact breakdown of how that figure was calculated, according to press accounts.

If the SunGard deal goes through, it will be the largest leveraged buyout in more than 15 years. The deal is the biggest leveraged buyout of a public company since Kohlberg Kravis Roberts bought RJR Nabisco for $25 billion in 1989.

SunGard officials say that its board will recommend the deal to shareholders and will not go ahead with a plan to spin off its Availability Services business continuity business. The parties said they expected the transaction to be signed in the third quarter.

The deal is to be financed by equity contributions from each of the investor firms, plus loans provided by JPMorgan Chase & Co. (JPMC), Citigroup, Deutsche Bank, Goldman Sachs Group and Morgan Stanley.

Credit Suisse First Boston advised SunGard in the deal, while Morgan Stanley advised the investor group.

The Times Article, March 29, 2005

Cristobal Conde;Quote of the day; Briefing

“This deal is not predicated on break-ups or cutting costs... It’s all about growth.”

Cristobal Conde, chief executive of SunGard, denies suggestions that the group’s new owners will break it up.

The Times Article, March 29, 2005

Private equity firms in $11bn buyout

By James Doran, Wall Street Correspondent

SOME of the world’s biggest private equity companies have joined forces to buy SunGard Data Systems, a financial data firm, for $11 billion (Pounds 5.9 billion) in the biggest leveraged buyout since the 1980s.

A consortium of private equity companies, led by Silver Lake Partners, a Silicon Valley firm, struck a deal to buy SunGard for $10.9 billion after months of talks.

It is the biggest buyout by private equity firms since Kohlberg Kravis Roberts (KKR) engineered the $25 billion purchase of Nabisco, the food company, in 1989.

KKR joined Silverlake, Bain Capital, the Blackstone Group, Goldman Sachs Capital Partners, Providence Equity Partners and the Texas Pacific Group in the latest deal, in which SunGard shareholders will be paid $36 a share.

The stock closed at $31.55 on the New York Stock Exchange on Thursday, giving them a 12 per cent premium.

The group of investors will take on $500 million of debt. SunGard’s board approved the merger at the weekend, while the purchase is expected to be completed in the third quarter.

Investors are thought to favour the transaction, but have yet to vote, while US regulators will probably not oppose the deal, sources close to the deal said.

The deal, although big in value, illustrates a shift in the industry towards the consortium-based deals.

Some investors have voiced concerns that when private equity firms act together the market loses its diversity.

Greg Mondre, a senior partner at Silver Lake, said that building alliances was essential for big private equity deals.

“The capital markets environment is very favourable to doing leveraged buyouts and has been for the past two years,” he said. “What has changed more recently perhaps is that the size of possible deals has gone up.

That has been allowed to happen because firms have learnt to work together as consortiums.”

SunGard, which competes with IBM, made profits of $454 million on revenue of $3.6 billion last year. It has acquired dozens of companies in recent years and provides most big Wall Street firms with software and financial data. SunGard shares gained $2.81 to close at $34.36.

Dow Jones Newswires Article, March 29, 2005

Software’s Shift To Services Model Attracts LBO Firms

By Shasha Dai

The buyout of SunGard Data Systems Inc. (SDS) is remarkable in a lot of ways, including the largest equity check - $3.5 billion - ever written by a buyout consortium. But the fact that this check is going to a buyout of a software company may be the most remarkable thing of all.

Buyout firms have traditionally shied away from investments in software companies, which in the past have been known to have unreliable revenue streams and few tangible assets. But companies like SunGard have begun shifting toward a revenue-steadying application service provider, or ASP, model, and away from the more traditional license model.

SunGard, Wayne, Pa., maintains a network into which its clients, who include banks, mutual fund managers and securities brokers, tap to trade securities with one other. Clients pay monthly subscription fees to use SunGard’s services, rather than paying fees to license the software. The result has been stable, predictable revenue and EBITDA that SunGard’s new owners can use to pay down debt.

Almost 90% of SunGard’s $3.56 billion revenue last year came from the services it provided, largely through multi-year contracts, the company said.

“Technology is central to what they do, but they don’t depend on one-time sale of pieces of software or equipment,” said analyst Robert Lee with investment bank Keefe Bruyette & Woods. “They are selling processing capabilities.”

The beauty of the model is that revenue is secured through multi-year contracts that make it hard for clients to shift suppliers. “It’s hard for the clients to say, ‘Hey, that’s the next big thing. Let’s go and chase it.’ [The SunGard services] are so intertwined in their core, day-to-day operations that it’s a pain in the neck to change them,” Lee said.

The stability that SunGard’s ASP model provides explains in part why lenders are willing to put in around $7.8 billion, or roughly 70% of the enterprise value, in the deal.

The resulting debt/equity ratio is one of the highest for recent technology buyouts. In the $2.05 billion acquisition of UGS Inc. last year, in which Silver Lake was also a lead investor, debt made up only 50% of the deal’s value.

It’s far easier to leverage acquisitions of software developers with ASP models than those whose revenue tends to depend heavily on licensing fees, according to a buyout executive who was involved in the deal but asked not to be identified.

Another executive echoed that sentiment. “We like [ASP] models,” said Doug Robertson, a senior vice president at Platinum Equity, a technology LBO firm that has made similar investments but isn’t part of the buyout group that’s acquiring SunGard.

Robertson speculated that SunGard may well become a platform for acquisitions, which would help it achieve even better economies of scale.

SunGard started making the transition to an ASP model more than a decade ago, well before many of its peers, according to the buyout specialist involved in the deal. As more software companies make this transition, there are likely to be more such buyouts on the horizon, the source said.

Two Silver Lake executives who declined to be identified said the buyout group doesn’t intend to take SunGard public in the near future but didn’t rule out the possibility in the long run.

The buyout group, led by Silver Lake Partners, includes Bain Capital Inc., Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

Los Angeles Times Article, March 29, 2005

$11.3-Billion Tech Deal Extends Buyout Boom; Group agrees to buy software firm SunGard in sign of big money’s hunt for higher returns.

By Tom Petruno and Thomas S. Mulligan

A group of investment firms banded together Monday to take a major software company private in an $11.3-billion deal — the second-largest leveraged buyout in history, and a sign of how big-money investors increasingly are looking for ways to boost their returns as the stock market struggles.

SunGard Data Systems Inc. of Wayne, Pa., said it agreed to be bought by a consortium of seven investment firms, including some of the biggest names in the private equity business: Silver Lake Partners, Kohlberg Kravis Roberts & Co. and Blackstone Group.

In dollars, the deal ranks second only to the $29.4-billion leveraged buyout of RJR Nabisco in 1988. That transaction marked the pinnacle of the late-1980s takeover wave.

But a key difference between that buyout binge and the current one is that the dealmakers today generally aren’t seeking to quickly bust up the businesses and sell the pieces for more than the whole was worth.

Menlo Park, Calif.-based Silver Lake Partners, which initiated the SunGard deal, said it planned to continue investing in the company to fuel growth.

Now, as in the late 1980s, a driving force behind the buyout boom is that there is a hoard of investment capital looking for a place to go, said David Barnes, a managing director at Los Angeles-based investment banking firm Houlihan Lokey Howard & Zukin.

“There’s an incredible amount of financing available” for buyouts, he said.

Erik R. Hirsch, chief investment officer at Bala Cynwyd, Pa.-based Hamilton Lane Advisors, which manages a $40-billion private-equity portfolio, said the climate of relatively low interest rates and a lagging stock market would continue to stoke buyouts as elite investors such as pension funds look for ways to lift their returns.

Investors in some buyout funds have gotten used to annualized returns in double digits, sometimes exceeding 30%, industry experts say.

The total value of announced leveraged buyouts worldwide soared to $161 billion last year, the highest ever and up from $87 billion in 2003, according to data tracker Thomson Financial. The total number of deals last year was 1,123 compared with 980 the year before.

This year, 191 deals have been announced, worth $34.2 billion.

In a leveraged buyout, investors take a business private by purchasing all of the publicly held stock. The buyers typically put up cash for 30% to 50% of the purchase amount and borrow the rest.

The usual goal in an LBO: Improve the business, boost profit, and eventually sell the firm for substantially more than the purchase price — either to another buyer or by taking the company public again.

Although the business is booming again, today’s LBOs bear little resemblance to the no-holds-barred buyout mania of 20 years ago, many experts say.

The buyers of the 1980s were putting as little as 5% cash into the deals, leaving the companies highly leveraged and more vulnerable to financial trouble if their business stumbled.

The SunGard buyers are putting up $3.5 billion in equity, or 31% of the $11.3-billion purchase amount. The rest of the money needed to buy out public shareholders will be financed by debt arranged by banks including J.P. Morgan Chase & Co., Citigroup Global Markets Inc. and Goldman Sachs & Co.

The buyers agreed to pay $36 a share in cash for SunGard, or about 44% more than the stock’s level on March 18, before the company said it put itself up for sale. The shares rose $2.81 to $34.36 on the New York Stock Exchange on Monday.

Another change in the buyout environment since the 1980s is that investment firms are banding together on big deals instead of going it alone — a far cry from the LBO bidding war for RJR Nabisco that the book “Barbarians at the Gate” made famous.

“In the last few years private equity firms have learned how to work in consortiums,” said Greg Mondre, a principal at Silver Lake Partners.

By joining forces the investors spread the risk in case a privatization deal goes sour. By negotiating as a group, instead of bidding against each other, the investors also can snare target companies for lower prices, said David Brophy, a University of Michigan finance professor.

“These guys are still competitors,” he said of the partners in the SunGard deal, “but they all realize that a truce now and then is good for business.”

Besides Silver Lake, KKR and Blackstone, the other investment firms in the SunGard deal are Bain Capital, Goldman Sachs Capital Partners, Providence Equity Partners and Texas Pacific Group.

The downside to such consortiums is that the returns the buyout firms earn for their clients are likely to be comparable over time because they’re in the same deals. That can reduce the competitive edge any one firm might have in attracting capital.

For the management of individual public companies, one appeal of leveraged buyouts is that the deals tend to be friendly. The buyers often work with current managers and allow them to be investors in the transaction, which can mean a big payoff if the company prospers — and a handsome return if the company is sold.

SunGard, which provides software and services to the financial services industry and had $3.6 billion in sales last year, sought to assure customers that the firm wouldn’t be ripped apart.

Cristobal Conde, SunGard’s chief executive, said in a statement that the investment group had “a long-term view towards growing the businesses in which they invest and an excellent track record of working in partnership with management to build great companies.”

The deal still requires shareholder approval.

More companies may be receptive to the idea of buyouts in part because the burdens of being public have mounted since the high-profile corporate scandals of a few years ago. The Sarbanes-Oxley corporate reform law of 2002 and other new regulations have increased the financial-reporting requirements for companies and raised the penalties if companies fail to comply.

Given the costs, “There are a lot of publicly traded companies today that shouldn’t be” public, said Houlihan’s Barnes.

Even if LBOs have become more appealing on their own merits, the deal wave since 2002 couldn’t have materialized if banks and other lenders hadn’t begun to provide financing again, Barnes and others said.

“This is a function of lenders beginning to lend again” for LBOs, Barnes said.

The use of leverage is what gives buyouts the potential for double-digit annualized returns on the equity the investors put up. But leverage cuts both ways: If a business performs poorly, the chance of failure rises when high debt weighs on a company.

With interest rates rising as the Federal Reserve continues to tighten credit, all buyout transactions take on greater risk. A deal that made sense with a bank loan rate of 5.75% might not look good if the rate was to rise to 8%.

For now, rate fears aren’t likely to discourage cash-laden private equity firms from pursuing more deals, experts said.

“We’re in completely loose money time,” said one investment banker who asked not to be named. As always in the buyout business, he noted, “The challenge for the investors is going to be when and how you get out.”

The New York Times Article, March 29, 2005

Capital Firms Agree to Buy SunGard Data In Cash Deal

By Bloomberg News

SunGard Data Systems, whose software handles most Nasdaq Stock Market trades, agreed yesterday to be acquired by seven buyout firms led by Silver Lake Partners for $10.4 billion in cash in the largest private takeover since 1989.

The group will pay $36 a share for SunGard, a 44 percent premium to its price on March 21, when the company said it was approached. Joining the bid are Goldman Sachs Capital Partners, Blackstone Group, Bain Capital, Kohlberg Kravis Roberts & Company, Providence Equity Partners and Texas Pacific Group, the companies said in a statement today.

It will be the largest takeover by buyout firms since Kohlberg Kravis paid $31 billion for RJR Nabisco 16 years ago. Managers of takeover funds, which spent a record $180 billion on purchases last year, are now collaborating on purchases and avoiding competition with each other.

‘‘There will be more of these ‘club’ transactions,’’ said Erik Hirsch, chief investment officer of Hamilton Lane Advisors in Bala Cynwyd, Pa., which invests in buyout funds. ‘‘No one has the firepower to take a deal down of this size by themselves.’’

The total value of the acquisition, including debt and other items, is $11.3 billion, SunGard said. The payment will come from equity from each of the buyout firms and debt financing from JPMorgan Chase & Company, Citigroup, Deutsche Bank, Goldman Sachs Group and Morgan Stanley.

Financial services companies in the United States are spending about $100 billion a year on information technology like software that tracks trading and provides disaster recovery, which are SunGard’s specialties, said Peter Heckmann, an analyst at Stifel Nicolaus & Company in Overland Park, Kan. SunGard’s programs run 70 percent of the Nasdaq Stock Market’s trades.

SunGard’s chief executive, Cristobal I. Conde, and the company’s management will stay in place after the acquisition is completed, which is expected in the third quarter.

‘‘This deal isn’t predicated on breakups or on cutting costs or on lessening service levels for our customers,’’ Mr. Conde said in a conference call. ‘‘It’s all about growth.’’

Shares in SunGard, which is based in Wayne, Pa., rose $2.81, or 8.9 percent, to close at $34.36 on the New York Stock Exchange.

The Philadelphia Inquirer Article, March 29, 2005

Breaking free from Wall St.

By Akweli Parker

Wayne-based SunGard Data Systems Inc. said yesterday that it was returning to private ownership in part so that it could make business decisions without having to worry about Wall Street’s reactions.

Seven investment firms confirmed that they agreed to buy SunGard for $36 a share, or a total of $11.3 billion, including the assumption of $500 million in debt.

The group, led by Silver Lake Partners L.P., of Menlo Park, Calif., includes some of the biggest names in the business of leveraged buyouts: Bain Capital L.L.C., the Blackstone Group L.P., Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners, and Texas Pacific Group.

The announcement of the deal sent SunGard shares up $2.81, or about 9 percent, to $34.36 in New York Stock Exchange trading yesterday.

SunGard employs 13,000 people worldwide, including 1,700 in Southeastern Pennsylvania at offices in Wayne, Philadelphia, Malvern, Allentown and Bethlehem.

Although some leveraged-buyout firms have a reputation for breaking up their targets and cashing out for a quick profit, SunGard and the buyout firms tried to assure customers and employees yesterday that that was not their intention.

SunGard chief executive officer Cristobal Conde said during a conference call that current management would remain in place, that the headquarters would remain in Wayne, and that layoffs were not imminent.

“Our customers and employees should know that it is business as usual, now and following the completion of the transaction,” Conde said. In fact, the buyout firms said they aimed to expand the business and make further acquisitions.

SunGard has two primary lines of business: a unit that helps companies defend against, and recover from, the effects of natural and man-made disasters on their computer systems; and providing software and support to the financial industry, governments and educational institutions.

Glenn H. Hutchins, a managing member of lead investor Silver Lake Partners, said: “We have complete confidence in Cris Conde and his world-class leadership team at SunGard, and believe the company has excellent prospects for continued technology leadership and growth.”

SunGard was a division of Philadelphia-based energy company Sunoco Inc. before being sold to private investors in 1983. SunGard went public in 1986.

If regulators and shareholders approve the sale, SunGard will no longer be a publicly traded company.

“When you run a public company, you’re always having to make trade-offs between the short-term... quarterly numbers and investing for the long term,” Conde said in the conference call.

“As a private company, we will still have to make those trade-offs, but we will be able to favor long-term investment,” including developing products and acquiring other firms, Conde said.

Some, however, questioned how long the new owners of SunGard would hold onto its assets.

“It’s not entirely clear what kind of exit strategy these investors have,” said Octavio Marenzi, CEO of Boston-based research firm Celent Communications L.L.C. One oft-cited reason for doing a leveraged buyout - taking over a poorly run company and making it profitable - doesn’t seem to apply to already profitable SunGard, Marenzi said.

And so, “It seems the strategy would be to dismantle the company and sell off the pieces,” he said.

Just because the firm would no longer be subject to Securities and Exchange Commission and shareholder scrutiny doesn’t mean management gets to hang loose if the firm goes private, said J.

Randall Woolridge, a finance professor at Pennsylvania State University’s Smeal College of Business.

“They’re going to be very tightly governed” by the new owners, Woolridge said.

“These people are looking for 20 to 30 percent returns,” which will demand greater efficiency, he said.

Timothy W. Willi, an analyst with A.G. Edwards & Sons Inc., said it made sense that SunGard managers would have greater autonomy to make strategic decisions under private owners. A.G. Edwards has an investment-banking relationship with SunGard.

What didn’t make sense, he said, was management’s previous interest in selling off the lucrative “availability services” or disaster-recovery business.

“The availability business is probably one of the key attractions for the private equity firms,” Willi said.

The equity firms are putting in about $3.5 billion to pay SunGard shareholders. The remainder of the purchase price would come from debt financing from JPMorgan Chase & Co., Citigroup Inc., Deutsche Bank AG, Goldman Sachs Group Inc., and Morgan Stanley.

A shareholder vote on the sale is expected this summer, probably in July, and the transaction is expected to close in the third quarter, Conde said.

SunGard had about $3.6 billion in sales, and recorded a profit of $454 million, or $1.54 a share, in 2004.

Reuters Article, March 29, 2005

Moody’s may cut SunGard’s bank loan rating.

NEW YORK, March 29 (Reuters) - Moody’s Investors Service on Tuesday said it may cut the bank loan ratings for SunGard Data Systems Inc. (SDS.N), after the company said it was selling itself to a group of private equity firms for $10.8 billion in cash.

Moody’s had already been considering cutting the debt ratings on SunGard’s bonds, but had previously been considering either upgrading or downgrading the company’s bank credit facility. The review will focus on the operating strategy of the company under new management, and how the company will finance itself.

Moody’s said it may cut the ratings on SunGard’s “Baa2” senior unsecured bank credit facility.

The Deal.Com Article, March 29, 2005

Silver Lake leads SunGuard buyout

By David Carey

Seven private equity firms led by Silver Lake Partners struck a deal to acquire SunGard Data Systems Inc. for $36 a share in cash, or $11.3 billion, SunGard said Monday, March 28, which would be the second-biggest buyout ever.

The offer represents almost a 50% premium to SunGard’s stock price when it first announced in October that it was thinking of spinning off its Availability Services unit, and is 44% above SunGard’s $24.95 closing price March 18, the last trading day before press reports surfaced of a $10 billion-plus buyout.

The deal value is about 10 times analysts’ estimates of 2005 Ebitda for the Wayne, N.J.-based provider of data-processing and backup services. It includes assumed debt net of cash.

The leveraged buyout, which requires shareholder and regulatory approvals, is expected to close in the third quarter.

Six-year-old Silver Lake looks like an upstart alongside the Who’s Who of other private equity heavyweights in the consortium: Bain Capital LLC, Blackstone Group LP, Kohlberg Kravis Roberts & Co., Texas Pacific Group, Goldman Sachs Capital Partners and Providence Equity Partners Inc.

Silver Lake, based in New York and Menlo Park, Calif., made its mark leading the $2.2 billion buyout of computer disk drive maker Seagate Technology LLC in November 2000, in which TPG and Goldman Sachs Capital also invested. The sponsors ultimately made 5 times their money when the company went public again in December 2002. Silver Lake closed its second, $3.6 billion fund on the reputation, in part, from that deal.

Silver Lake, Bain, Blackstone, KKR and TPG are taking equal stakes, with Goldman and Providence investing smaller amounts.

The SunGard group plans to sink a total of about $3.5 billion of equity into the deal, sources said.

J.P. Morgan Chase & Co. will lead a debt financing for the deal, a source said.

The valuation exceeds by more than $4 billion the nearly $7 billion that KKR, Bain and Vornado Realty Trust agreed to pay less than two weeks ago for retailer Toys “R” Us Inc., which had vied with the $7.05 billion buyout in 2002 and 2003 of directory publisher Dex Media Inc. by Welsh, Carson, Anderson & Stowe and Carlyle Group as the second-biggest private equity of all time.

But the SunGard deal’s bragging rights as the new No. 2 could be almost as short-lived as Toys “R” Us’. The Italian press reported this week that Blackstone and Providence are bidding more than €11 billion ($14.3 billion) for Italian wireless carrier Wind SpA.

KKR still holds the record, having anted up close to $30 million for RJR Nabisco in 1989 and 1990.

This month’s back-to-back megadeals are emblematic of a creeping escalation in deal values in private equity. That trend is an outgrowth of the money now cascading into LBO funds from pension funds and other institutions, whose investment returns from LBOs in recent years have outstripped those of publicly traded equities.

The dollars now being raised are unprecedented. At least four firms - Blackstone, Carlyle Group, Goldman and Warburg Pincus - reportedly are aiming to raise funds of $7 billion to $8 billion. That compares with $4 billion to $6.5 billion for the last crop of megafunds, raised three to five years ago.

The deal is distinctive in other ways.

For starters, SunGard’s buyers plan to leave in place SunGard’s existing $500 million of bonds. In a conference call Monday, SunGard CEO Cristobal Conde said the bonds “will remain outstanding” but will be made equal in seniority to the secured bank debt SunGard will take on to finance the buyout.

Given the recent jump in junk bond rates, the approach is understandable. But it irked bondholders.

“This is great for everyone but us bondholders,” said Fidelity Investments’ Brian Miron on SunGard’s conference call for the deal. He said the bonds would go from being a “solid triple-B issuer” to a “junk” credit.

Conde replied that Miron could “take comfort in knowing that the terms of the bonds and the indentures will be honored in full.”

SunGard’s two bond issues plummeted in price, from the 90s to the 80s, in early trading Monday.

The buyout is also noteworthy for the size of the buying group. It is not uncommon for three or four sponsors to team up, but a consortium of seven is almost unheard of. One person involved in the deal conceded that the number of parties could prove unwieldy but said that the buyers had forged an arrangement to address any differences.

Conde, who is investing in the buyout along with other senior managers, said Silver Lake broached the possibility of buying SunGard in November, shortly after the spinoff plan was announced for the Availability Services unit, which furnishes backup data services to corporations in case of natural disasters or terrorist attacks.

Contrary to speculation by some technology analysts, the deal “is not predicated on cutting costs,” said Conde, who added that SunGard had no plans to sell or spin off operations. “As a private company, we will be able to favor long-term investment” to nurture growth.

Silver Lake Partners’ Glenn Hutchins underscored the growth theme.

“We intend to accelerate the growth by investing both internally and continuing to invest in acquisitions,” he said.

USA Today.com Article, March 29, 2005

SunGard deal 2nd-largest leveraged buyout

By Jon Swartz

SAN FRANCISCO — In the second-largest leveraged buyout ever, financial-data giant SunGard Data Systems has agreed to be purchased by a group of seven private investment firms for $11.3 billion, the companies said Monday.

Among private takeovers of public companies, the deal reached Sunday would be exceeded only by Kohlberg Kravis Roberts & Co.’s $29.4 billion buyout of RJR Nabisco announced in 1988, says researcher Thomson Financial.

Under the accord, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. The company’s board of directors approved the deal, which is expected to be completed in the third quarter, subject to regulatory and stockholder approval.

SunGard shares rose 9% to $34.36 in trading Monday.

The consortium was organized by high-tech investment firm Silver Lake Partners. It includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group.

SunGard’s high price reflects its impact on Wall Street, where it supports 70% of Nasdaq trades for clients such as banks, mutual funds and stock exchanges. SunGard, which has more than 20,000 customers, earned $454 million on revenue of $3.6 billion last year.

The deal is as noteworthy for its structuring as its size, analysts say. Managers at buyout firms, which spent about $180 billion on takeovers last year, increasingly are collaborating on purchases in so-called club deals because few have the financial wherewithal themselves. The firms use money from pension funds and other investors to acquire companies that are later sold or taken public.

“None of these guys are comfortable writing a check for more than $600 million, so they cooperate instead of compete,” says Erik Hirsch, chief investment officer at Hamilton Lane, which invests in private equity.

“We’re not trying to create private-equity history but to buy great companies,” says Glenn Hutchins, a co-founder and managing member of Silver Lake Partners, based in Menlo Park, Calif., and New York. “This is a powerhouse group.”

The deal was initiated by Silver Lake last year after SunGard retained Credit Suisse First Boston to help spin off its computer- disaster recovery business into a publicly traded company. SunGard has decided not to do that now.

Cristobal Conde, who remains SunGard CEO, says the prospect of becoming a private company would allow the 10,000-person company to “do things faster.”

The Chronicle of Higher Education Article, March 29, 2005

Investment Consortium Will Buy SunGard, a Supplier of Technology Services to Colleges

By Dan Carnevale

SunGard Data Systems, the parent company of several vendors that cater to colleges and universities, announced Monday that it will be sold to a consortium of investment groups.

The $11.3-billion sale should not have any immediate impact on the company’s higher-education services, according to officials familiar with the deal, which is expected to win the approval of SunGard’s current stockholders later this year. The consortium of investment companies that will own SunGard said in a statement that it did not plan to make major changes to the company.

Michael Zastrocky, vice president of academic strategies at Gartner Inc., a technology-consulting firm, said new ownership could lead to more coordination in the future among the SunGard entities, including SunGard SCT, which markets business software for companies and colleges, and SunGard Collegis, which sells software for delivering courses and for recruiting and retaining students, among other things.

The sale “could mean more emphasis on higher education in the long run and a more coordinated focus,” Mr. Zastrocky said.

He added, though, that the continuing trend of consolidation among technology companies that serve higher education could unnerve some colleges. Oracle Corporation just completed its hostile takeover of PeopleSoft Inc. in January. And SunGard bought out Collegis just last year. “It makes people nervous in higher education,” Mr. Zastrocky said, “It points to the fact that there are some fear and uncertainty and doubt in higher education right now.”

The deal turns SunGard from a publicly held company into a private one. In addition to Silver Lake Partners, the lead investor in the deal, other investment companies in the consortium are Bain Capital, the Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners, and Texas Pacific Group.

Glenn H. Hutchins, a cofounder and managing member of Silver Lake Partners, said in a statement released jointly by SunGard and Silver Lake that the investment companies plan to continue to support SunGard’s current businesses.

“Our interests are aligned with the long-term interests of SunGard’s customers and employees,” he said. “SunGard will continue to focus on meeting the needs of all of its customers by delivering cutting-edge technologies and providing the very high level of service its customers are accustomed to receiving.”

Capco Bulletin Article, March 29, 2005

Sungard’s contribution to the world of finance is not necessarily limited to technology

Shahin Shojai, Director of Strategic Research, Capco

Few can deny that Sungard is a very successful company in the world of financial technology. It has a very broad list of products and is quite competitive in a large number of them. However, it is not Sungard’s success in this space that is of interest to me. It is the structure of the transaction that has resulted in the company being acquired by a consortium of outside investors that interests me most.

Highlighting the uniqueness of this transaction requires a quick review of the history of these types of transactions, or at least a review of what the terms really mean. In the world of LBOs, as they are typically referred to in the U.S., and other international press (incorrectly I might add), there are 4 types of transactions, with the L representing the leverage used to finance the transactions in each case. We have divisional MBOs (Management buy-outs) and MBIs (Management buy-ins), where a division of a company is acquired with the help of outside investors from the parent company by the incumbent management or an external management team, respectively. The usual justification for these transactions is that the division’s ambitions or potential is being stifled by the holding company and should it be released from those chains it will perform much better. This logic should not be surprising, as it makes a lot of sense. These companies do perform very well once they are separated from the parent. They are an extreme form of spin-offs, for those not familiar with them, except that there is a cash payment in return for the separation.

Then we have what are called corporate MBOs and MBIs. In these transactions a publicly quoted company is acquired from the public markets, again with the help of outside financiers, by the incumbent management or a group of external managers, respectively. The corporate MBIs make a lot of sense, as the objective is to replace an inefficient management team with a group that can fully utilize the company’s assets. Corporate MBOs are a bit more difficult to justify, since unlike the case of a divisional MBO, the management is not being prevented from taking steps that are in the best interests of the company by a parent company, although many managers complain of the pressures exerted upon them by the financial markets. As a person who studied these types of transactions in depth, I can state that it is quite remarkable how the same management team can perform significantly better when its objectives are realigned with that of the company’s shareholders, through increased ownership and tying compensation more closely to performance, and better monitoring by more involved shareholders. Unlike the passive shareholders of a typical public company, the small number of active shareholders in these types of organizations make sure that the management does what it is supposed to be doing.

What makes the Sungard deal rather unique is that it is an MBO, expect that the initial approach was made by the external financiers and not the incumbent management. It is the external financiers who first approached the company to take it over, but they are keeping all the management in place. Typically it is the incumbent management who want to acquire the company that first approach the financiers to help them finance the transaction. When the approach originates from the outside, it is typically to replace the incumbent management. The Sungard transaction is, therefore, a combination of MBIs and MBOs, if you will. I am sure there have been other examples of these types of transactions recently, but I had not come across them myself. However, they do substantiate the fact that reducing the agency costs within these companies is expected to result in significantly improved performance, no matter where the initial approach originates from.

It would be interesting to monitor the progress of Sungard during the next few year’s time, as it will surely return to the public markets, usually after 5 to 7 years (and maybe even shorter for transactions of this size), in order to introduce liquidity to the shares held by the investors. However, while that evaluation period is progressing, there is no doubt that many more similar initiatives will take place. I, for one, am very interested in the outcome of this transaction and feel that we have been introduced to yet another type of LBO transaction.

Wall Street & Technology Article, March 28, 2005

SunGard is Acquired for Over $11 Billion by a Consortium of Firms

By The Associated Press

WAYNE, Pa. (AP) - In one of the largest leveraged buyouts ever, financial data company SunGard Data Systems Inc. has agreed to be purchased by a consortium of seven private investment firms for $10.8 billion plus debt, the companies said Monday.

The deal will be the biggest leveraged buyout of a public company by private investors since 1989, when Kohlberg Kravis Roberts & Co. paid $29.4 billion to acquire RJR Nabisco, according to Thomson Financial.

SunGard provides a variety of services, including developing computer software that helps other business manage data. Among other things, its systems help Wall Street brokerages and mutual funds process stock transactions and universities manage student records.

Under the terms of the agreement, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. Some $500 million in bonds will remain outstanding. The investor group valued the total transaction at $11.3 billion, but did not offer a specific financial breakdown of its components.

The stock hit a 52-week high in Monday morning trading as shares rose $3.15, or 10 percent, to $34.70 on the New York Stock Exchange.

The consortium, led by technology-focused investment firm Silver Lake Partners, includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

SunGard’s board of directors approved the merger and it is expected to be completed in the third quarter of 2005, subject to stockholder and regulatory approval.

“ This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength,” said Cristobal Conde, president and chief executive officer of SunGard.

SunGard’s senior management team and its business plan will remain largely unchanged after the sale, Conde said in a morning conference call with business analysts. He said that becoming a private company will help the company “do things faster.”

SunGard serves more than 20,000 customers in more than 50 countries.

In light of the sale, the company said it has abandoned plans to spin off its Availability Services unit, which helps companies keep their computer systems running in the event of a natural disaster.

The unit accounted for about 40 percent of SunGard’s business in 2003.

Associated Press Article, March 28, 2005

SunGard acquired for $10.8 billion, plus debt, by a consortium of firms

WAYNE, Pennsylvania (AP) - A consortium of seven private investment firms is paying $10.8 billion (euro8.3 billion) to acquire financial data powerhouse SunGard Data Systems Inc. in the second largest leveraged buyout ever in the United States.

The deal announced Monday would only be exceeded in size among takeovers of public companies by private investors by Kohlberg Kravis Roberts & Co.’s $29.4 billion purchase of RJR Nabisco in 1989, according to Thomson Financial.

SunGard creates a variety of financial software, including products that manage complex stock trades, insurance holdings, mutual funds and corporate finances. The company claims that its software manages 70 percent of the transactions made on the Nasdaq Stock Market. It also produces software for corporate information management.

Under the terms of the agreement, SunGard stockholders will receive $36 (euro28) in cash for each share of SunGard common stock they hold. Some $500 million (euro385 million) in bonds will remain outstanding. In a morning conference call with analysts, SunGard valued the total transaction at $11.3 billion, including common shares outstanding, stock options, debt and excluding cash on the balance sheet.

SunGard Data shares rose $3.06, or 9.7 percent, to $34.61 in midday trading on the New York Stock Exchange. The stock had traded in a 52-week range of $22.40 to $32.45 before the announcement.

The consortium, led by technology-focused investment firm Silver Lake Partners, includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

SunGard’s board of directors approved the merger and it is expected to be completed in the third quarter of 2005, subject to stockholder and regulatory approval.

“This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength,” said Cristobal Conde, president and chief executive officer of SunGard.

SunGard’s senior management team and its business plan will remain largely unchanged after the sale, Conde said in a morning conference call with business analysts. He said that becoming a private company will help the company “do things faster.”

SunGard serves more than 20,000 customers in more than 50 countries.

In light of the sale, the company said it has abandoned plans to spin off its Availability Services unit, which helps companies keep their computer systems running in the event of a natural disaster.

The unit accounted for about 40 percent of SunGard’s business in 2003.

Financial Times Article, March 28, 2005

SunGard set to agree Dollars 11bn bid.

By JAMES POLITI

•	Board meeting to rubber-stamp deal

•	Silver Lake Partners leads private equity consortium

•	Trend developing for big transactions

The board of SunGard Data Systems, the US technology group, was last night meeting to approve an Dollars 11.3bn takeover offer from a consortium of private equity firms led by Silver Lake Partners.

A deal would mark the largest leveraged buy-out since RJR Nabisco was sold to Kohlberg Kravis Roberts for Dollars 31bn 16 years ago, and would be a clear indication that appetite for large transactions among private equity firms is on the rise.

The private equity consortium, composed of seven members, has offered to pay Dollars 36 per share for SunGard, a maker of data processing applications based near Philadelphia. The bidders will also take on about Dollars 500m in debt, valuing the company at Dollars 11.3bn.

Although there was slim chance that the board might reject the offer at the 11th hour, people involved in the negotiations were confident that the deal would be signed, followed by an announcement of the terms as early as today.

Silver Lake, a private equity firm that specialises in technology investments, is flanked in the bid by Bain Capital, Blackstone, Kohlberg Kravis Roberts, Texas Pacific Group and two other partners.

The consortium will be purchasing a company that posted Dollars 3.6bn in net sales and Dollars 450m in net income last year, both improvements over 2003.

But SunGard’s management, led by Cris Conde, the Chilean-born chief executive, has been unable to translate that growth into a better valuation on the stock market, making it an attractive takeover target.

Since the beginning of the year, SunGard’s share price has fallen from above Dollars 28 to below Dollars 25 in mid-March. On Thursday, after four days of intense speculation that the company was close to striking a deal to sell itself, SunGard shares closed up 0.7 per cent at Dollars 31.55 on the New York Stock Exchange.

The sale of SunGard to private equity buyers would come amid a jump in the size of deals that buy-out groups are willing to be involved in. In recent years, pension funds and other institutional investors have been pumping money into the asset class in an attempt to find better returns than those available in stocks and bonds.

This has led many large buy-out groups to raise larger funds and put pressure on them to spend the additional money that is coming in.

New York Post Article, March 28, 2005

SUNGARD DEAL NEAR - SILVER LAKE GROUP WOULD PAY $11.3 BILLION

BY ERICA COPULSKY

A consortium of private equity groups, organized by Silver Lake Partners, is nearing a deal to buy SunGard Data Systems for roughly $11.3 billion, in what would be one of the biggest leveraged buyouts since the landmark $25 billion takeover of RJR Nabisco in 1989.

The consortium - which includes Texas Pacific Group, Bain Capital, Blackstone Group, Kohlberg Kravis Roberts & Co. and others - has agreed to take SunGard private for about $36 a share, plus the assumption of debt, executives familiar with the discussions said yesterday.

That price would represent about a 44 percent premium over SunGard’s trading price of $24.95 on March 18, before news of the deal first broke in The Post.

Shares of SunGard, which provides software and processing services to top financial companies, closed at $31.55, up 21 cents, on the New York Stock Exchange Friday.

SunGard’s board was meeting late last night to approve the sale.

An agreement could be announced as early as today.

Even though an agreement with the consortium has been reached, a deal is still not entirely certain, sources warned.

The SunGard board will have a fiduciary obligation to consider any higher proposal that may emerge as a result of the announced deal.

In the event that SunGard chooses another suitor, the consortium would be entitled to a traditional break-up fee amounting to roughly $300 million.

A SunGard spokesman was not immediately available for comment.

Wayne, Pa.-based SunGard effectively put itself up for sale last fall when it said it would spin off of its Availability Services disaster-recovery unit from the software and business-processing arm in order to simplify its operations, which have little overlap with one another and created a drag on the company’s stock.

The move, said executives involved in the process, prompted private equity firms to make their approach. Credit Suisse First Boston and Shearman & Sterling advised SunGard in the negotiations.

SunGard has grown by snapping up niche competitors with complementary products and services.

The company’s aggressive buying spree has enabled it to broaden its product offerings and rapidly gain market share.

Silver Lake, a buyout firm focused on the new economy, pursues investments in established companies within technology and other high-growth industries, where there is tremendous capital-appreciation opportunity.

The New York Times Article, March 28, 2005

Private Investment Firms to Pay $11.3 Billion for SunGard Data

BY ANDREW ROSS SORKIN

A group of the nation’s biggest financiers reached a deal yesterday to buy SunGard Data Systems for $11.3 billion, according to executives involved in the deal, making it the largest leveraged buyout since Kohlberg Kravis Roberts & Company bought RJR Nabisco in 1989.

The deal, which is expected to be announced today, is also the biggest in which multiple firms have teamed up, a trend among buyout firms that appears to be gaining momentum as they look to acquire ever bigger properties.

The group of investors, which was organized by Silver Lake Partners, a technology-focused company, includes nearly every major private equity firm in the nation: Kohlberg Kravis Roberts, Bain Capital, the Texas Pacific Group, the Blackstone Group, Providence Equity and the private equity arm of Goldman Sachs. Two other prominent private equity firms that had planned to be part of the group, Thomas H. Lee Partners and the Carlyle Group, dropped out late last week because of disagreements over price, according to executives.

SunGard is a technology company that provides services to clients across Wall Street for trading and processing of transactions. The company supports almost 3 out of every 4 Nasdaq trades for clients ranging from banks to mutual funds to stock exchanges. Last year the company, which is based in Wayne, Pa., and which employs more than 10,000 people, made nearly $3.6 billion in revenue and $454 million in net income.

The transaction is most remarkable for the enormous number of financiers that are part of the investor group. Its success or failure may be the biggest test yet for these types of arrangements on Wall Street, called “club deals” or “consortium deals” in industry parlance.

For decades, buyout firms liked to do deals by themselves, but in recent years firms have increasingly joined together. Private equity firms spent nearly $200 billion on takeovers last year. The firms use money from pension funds and other major investors to buy companies and later sell them or take them public, a process that can often take several years.

The consortium agreed to pay $36 a share for SunGard, the executives said. That represents about a 44 percent premium over the closing price of SunGard shares of $24.95 before it announced that it was in talks last week.

The deal was brokered over the last five months, according to the executives. Silver Lake, which has investments in Ameritrade, Gartner and Seagate Technology, approached SunGard in November after it announced a plan to spin off its disaster data recovery business into a publicly traded company. After two months of back and forth, Silver Lake’s Egon Durban and Greg Mondre, which led the negotiations, reached out to other private equity firms. J.P. Morgan Chase is providing the bulk the financing.

Credit Suisse First Boston and Shearman & Sterling advised SunGard.

The Philadelphia Inquirer Article, March 28, 2005

SunGard buyout expected today; A consortium organized by a California company is said to be paying $11.3 billion. The move would take the software maker private.

By Matt Marshall

A group of large investors organized by Silver Lake Partners of Menlo Park, Calif., is expected to announce today that it has agreed to acquire SunGard Data Systems, a major software company in Wayne, for $11.3 billion.

The purchase would be the largest private buyout of a technology firm, and the second-largest buyout of any type of company, after Kohlberg Kravis Roberts’ $25 billion acquisition of tobacco and food conglomerate RJR Nabisco in 1989.

SunGard employs 13,000 people worldwide, including 1,700 at offices in Wayne, Philadelphia, Malvern, and Allentown and Bethlehem, Pa.

According to a person familiar with the deal, the investor group will pay $36 a share for SunGard and assume $500 million in debt. The price is $800 million more than the amount circulated last week in media reports about a possible deal. SunGard shares closed at $31.55 last week.

SunGard produces business-processing software for large financial, higher education and public institutions. The company was in the midst of planning a spin-off of its separate disaster data recovery unit when talks with the investor consortium began.

Under the accord, SunGard will not sell off its data recovery unit.

In addition to Silver Lake, the members of the investment consortium buying SunGard are Bain Capital, the Blackstone Group, GS PIA Technology Investing Group, Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group.

The person familiar with the deal told the Mercury News that selling the company to private investors will allow SunGard to more easily implement its core strategy without the pressure of having to produce quarterly profits for Wall Street.

Ever since the technology bubble burst, buyout firms such as Silver Lake have actively sought to invest in tech companies that they believe are undervalued in the marketplace. The SunGard deal continues an ambitious run by Silver Lake, which also acquired disk-drive maker Seagate, in Scotts Valley, Calif., in 2000 for $2 billion, at the time the largest tech buyout, and UGS for $2.05 billion last year.

SunGard chief executive officer Cristobal Conde is expected to reveal more details about the deal during a conference call with investors early this morning. The transaction is expected to be completed in the third quarter of 2005.

Reuters Article, March 28, 2005

SunGard buyers plan to back management strategy.

NEW YORK, March 28 (Reuters) - Buyout firms typically aim to exert significant or complete control over the companies they buy, giving them free rein to execute their own strategies to build value.

Not so the $10.8 billion SunGard Data Systems Inc. buyout, where an unprecedented seven private equity firms agreed to take the company private - the largest such joint “club deal” ever.

While all seven buyout firms will have board representation in SunGard after the deal closes, none will have more than a minority say in SunGard’s growth plans. The fact that these dominant buyout shops agreed to such a deal reflects a view that the partners trust management to execute a suitable growth strategy and have no plans to implement significant changes.

Under the terms of the deal, Silver Lake Partners, Bain Capital, Blackstone Group, Texas Pacific Group and Kohlberg Kravis Roberts & Co. put up equal amounts of cash and will have equal influence on the board, sources said. That was backed by smaller cash sums from Goldman Sachs Capital Partners and Providence Equity Partners, who will have slightly less influence.

“We’re all pretty like-minded,” said one buyout executive involved in deal. “We’re all trying to make money in similar ways and understand the industry.”

In recent years, more deals executed by “financial sponsors” - or private equity firms - have been done by groups of firms, a move that helps raise buying power in deals. While such partnering has always been common among venture capital firms, buyout firms previously tended to operate alone, or at the most with two or three like-minded partners.

In the SunGard deal, however, the seven buyout firms have mainly agreed to back existing management and not employ new strategies that might lead to partner struggles, executives involved in the buyout said. How the deal will play out, of course, remains to be seen.

“The only way a club deal like this works is if you love the management team,” said one executive involved in the deal. “We’re backing a very strong management team and the public markets don’t understand the story.”

SunGard, which generates $3 billion in annual revenue, has produced 15 percent or more gains on invested capital for the past 15 years - an enviable record for any growth stock, sources said.

The buyout firms, led by technology-focused firm Silver Lake Partners, approached SunGard and its financial advisors at Credit Suisse First Boston after it announced last fall it planned to spin off its Availability Services division.

Reuters Article, March 28, 2005

Investors to buy SunGard for $10.8 bln.

NEW YORK, March 28 (Reuters) - Financial technology company SunGard Data Systems Inc. said on Monday it agreed to be acquired by seven private investment firms for $10.8 billion in cash, the biggest leveraged buyout in more than 15 years.

The investor group buying SunGard is led by Silver Lake Partners and includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

SunGard, which has more than 13,000 employees, works with a majority of Wall Street’s banks and brokers and supports nearly three out of four Nasdaq trades. Its shares rose 10 percent on the news of the acquisition.

SunGard also said that it would cancel previously announced plans to spin off its Availability Services unit, which helps corporations keep operations running in the event of natural disaster or terrorism. SunGard has also served as an incubator and acquirer of more than 100 technology companies.

The investor group offered to pay $36 cash for every SunGard share, a 14 percent premium to its closing share price on Thursday. The group said it also will take on $500 million of SunGard bond debt, which will remain outstanding.

SunGard said combined the deal was valued at about $11.3 billion. The group and SunGard executives declined to break down how that figure was calculated.

Shares of SunGard rose $3.15 to a record high of $34.70 in early trade Monday on the New York Stock Exchange. The shares closed at $24.95 on March 18, before the New York Post first reported that SunGard was in talks to be acquired by a group of buyout funds.

The purchase is expected to be completed in the third quarter. Financing will come from equity contributions from the investor firms, plus loans from JPMorgan Chase & Co., Citigroup Inc., Deutsche Bank, Goldman Sachs Group Inc. and Morgan Stanley.

The deal would be the biggest leveraged buyout of a public company since Kohlberg Kravis Roberts bought RJR Nabisco for $25 billion in 1989.

COMPANY SOLD IN ONE PIECE

Based in Wayne, Pennsylvania, SunGard that last year earned $454 million, while revenues surged 20 percent to $3.6 billion.

Credit Suisse First Boston advised SunGard in the deal, while Morgan Stanley advised the investor group.

SunGard President and Chief Executive Cristobal Conde on Monday told investors Silver Lake Partners approached the company’s advisors at CSFB after SunGard, in October, announced plans to spin off availability services.

Cristobal also said the firm’s buyers were not planning major job cuts or asset sales as part of this transaction.

“We believe the investors intend to hang on to SunGard as one piece. This deal is not predicated on break ups or cutting costs or lessening service levels. It’s all about growth,” Conde said.

Conde says the purchase will help accelerate expansion plans, removing the need to meet short-term earnings targets.

But Conde declined to answer many other questions about the deal, including composition of the board, the value of the stock portion of the takeover and details of SunGard’s debt structure going forward. This information will be disclosed in a proxy to be filed in 10 to 14 days, he said.

The Wall Street Journal Article, March 28, 2005

SunGard Deal Is Near as Field of Targets Shrinks for Bulging Buyout Funds

By Dennis K. Berman

THE BUYOUT GAME is getting bigger, badder and bolder.

This morning, seven private-equity firms are expected to announce the $10.8 billion purchase of SunGard Data Systems Inc., a company in the relatively humdrum business of backing up computer data and making software for tasks such as paying out insurance claims.

If completed, the deal would be anything but pedestrian: It would be the biggest buyout of a technology company, staged by the largest group of private-equity firms ever assembled, who would be writing the biggest single check in buyout history — $3.5 billion. The remainder would be financed.

These superlatives bear out the new reality for buyout funds: They are running out of companies to buy at the exact time they have to put an estimated $1 trillion in available capital to work. Having spent the past decade scouring for small, forgotten units of public companies, or trying to persuade managers to take their midsize companies private, they have nowhere to go but up the food chain.

And nothing is beyond their grasp. Just last week, a group of U.S.-led buyout funds was preparing a multibillion-dollar bid for Wind, the Italian telecommunications company owned by the country’s largest utility. Also in March, a buyout group snapped up Toys “R” Us for $7.3 billion of equity and debt. The next nine months should bring another run of transactions slathered with “biggest” and “first ever” titles that could take ever-broader swaths of the nation’s economy into private hands.

Indeed, last summer more than one of every five dollars spent globally on mergers and acquisitions came from private-equity firms, according to research concern Dealogic. That percentage fell to less than 10% in the first three months of 2005, but is expected to surge again, as buyout firms raise new investment funds stuffed with $10 billion or more. Technology, energy, retail and consumer-goods companies all are expected to be fertile areas of investment.

There are downsides to such large-scale deals. Most notable is that firms that invest as a group inevitably post similar investment returns. So far, the big pension funds and universities that invest with these firms haven’t objected, as long as returns have outpaced the overall stock market. The sheer size of their purchases also gives the firms fewer exit options for their investments. A company may be just too big to be later acquired by a rival, for instance.

Eventually, the buyout group may take SunGard public yet again, or decide to split the business and either spin off or sell off the pieces. For now, going private would allow SunGard to invest in new software and research without being punished by the public markets. It has, for instance, 64 separate software products that it could convert into just a few platforms. SunGard’s current management, led by Chief Executive and President Cristobal I. Conde, is expected stay on while holding a significant portion of the new company.

By early last evening the SunGard board hadn’t delivered its final approval, but was expected to do so by evening’s close. Under the terms of the deal, seven private-equity firms — led by Silver Lake Partners and including Bain Capital, Blackstone Group, Goldman Sachs Group Inc.’s buyout fund, Kohlberg Kravis Roberts & Co., Providence Equity Partners Inc. and Texas Pacific Group — would pay $36 a share for SunGard, while assuming $500 million of SunGard’s existing debt.

That price represents a premium of more than 40% over where the shares were trading before news of the deal broke last week, and a 14% premium to the stock’s close of $31.55 Thursday on the New York Stock Exchange. The buyout consortium, meanwhile, underwent a shakeup in the last week, after Thomas H. Lee Partners LP and Carlyle Group dropped out of the deal over price concerns, according to a person close to the matter.

Price hasn’t deterred any of the large banks, including Citigroup Inc., J.P. Morgan Chase & Co. and Deutsche Bank AG, which are leading the debt funding for the deal at a time of historically low interest rates. The financing for SunGard is about 7.2 times its earnings before interest taxes, depreciation and amortization, a high level for a technology company. The last big technology buyout, the $2 billion purchase of a unit of Electronic Data Systems Corp. in 2004, was financed at about five times Ebitda.

People close to the buyout group say SunGard isn’t a typical technology company, which would be subject to the whims of a highly unpredictable and changing marketplace. SunGard, based in the Philadelphia suburb of Wayne, Pa., and employing 13,000, is in what is known as the availability-services business, helping large corporations keep their operations running in the event of natural disaster or terrorism.

It also builds large-scale software programs to help manage everything from stock trading to university student records.

Corporations don’t replace these systems or contracts very often, and last year SunGard’s sales rose 20% to $3.6 billion while net income was $454 million.

That stability caught the eye of the Silver Lake team, led by Glenn Hutchins, Egon Durban and Greg Mondre, after SunGard announced last fall it was spinning off its availability-services business to shareholders. Ultimately, SunGard ditched the spinoff plans to pursue a sale of the entire company.

Bloomberg In Focus Interview with Cristobal Conde, President and Chief Executive Officer, SunGard Data Systems Inc. and Glenn Hutchins, Managing Director, Silver Lake Partners, March 28, 2005

Date:	March 28, 2005
Time:	12:00 PM - 12:30 PM
Station:	Bloomberg
Location:	Network
Program:	In Focus

ERIN BURNETT, host:

Our top story today is the largest private takeover deal since 1989. SunGard Data Systems agreeing to be acquired by seven buyout firms led by Silver Lake Partners. Joining us to talk about why the deal makes sense is Chris Conde, CEO of SunGard Data Systems and Glenn Hutchins, managing member and co-founder of Silver Lake Partners.

Gentlemen, a pleasure to have both of you with us.

Mr. GLENN HUTCHINS (Silver Lake Partners Founder): Nice to be here.

BURNETT: Glenn, let’s start with you. Why buy SunGard? What is the rationale? Obviously you focus on technology at Silver Lake, but why SunGard?

Mr. HUTCHINS: That’s the rationale. We at Silver Lake invest in large technology companies that are market leaders. This fits the bill. It’s one of the most important technology franchises in the world, world-class management team. Unbelievably important and stable customer financial institutions in the world. A series of products that are mission critical and highly value added to customers. Very, very stable. Very important technology business. Just a terrific candidate for us to invest in.

BURNETT: As you have both said, you’re keeping management the same here. So, Chris, you as CEO of SunGard are going to be staying on?

Mr. CRISTOBAL CONDE (CEO, SunGard Data Systems): That’s right.

BURNETT: Now, why did you choose to sell this to a consortium of private firms? For example, you were earlier considering spinning off, I believe, about a third of your revenues in your data recovery business. Why go this route?

Mr. CONDE: Well, first of all, this transaction generates enormous value for our shareholders. It’s also great news for our customers and our employees. As a public company CEO, you’re always making trade-offs between short-term quarterly EPS and the long-term investments for our customers. As part of this transaction, we’ll be able to make those trade-offs in a way that favors long-term investment to a greater degree.

BURNETT: Net income last year, according to the numbers that we have here, rose about 23 percent for you. You’re already borrowing pretty quickly. What specifically is going to change now to accelerate that sort of growth?

Mr. CONDE: We will be able to focus more on the long-term needs of our customers. We believe that will accelerate growth. I think it’s great, great news for our customers and for our employees.

BURNETT: So, what specifically, for example, with that business when you’re considering selling that data recovery business—last fall, you went ahead and sold the whole company. Are you guys right now at Silver Lake going to go ahead and try to continue to look at alternatives for that business?

Mr. HUTCHINS: No. The plan right now is to keep the two businesses together. I think one of the rationales—Chris explained this a little bit more. One of the rationales for dividing the business was that it was hard for the investment community to understand. Not that it didn’t fit together strategically. We think that both businesses are terrific businesses. Our goal and intent is to keep it together and build them together. We think the franchise itself is just terrific. So, no plans whatsoever to spend it.

BURNETT: What about the price? Forty-four percent to premium to where it was trading before all of these rumors started leaking out. That’s a pretty steep price. Why is it worth so much to you?

Mr. HUTCHINS: Well, it’s a full and fair price for shareholders. I will grant you that point. But our view is that, as Chris said, we at Silver Lake are dedicated to—our goal is to build businesses over the long-term, build companies over a long-term time period. The marketplace is increasingly short-term in nature. If you take a long-term view of this business and what you can do to invest in it for growth both internally, and by acquisition, we think that this price makes sense not just for the public shareholders selling at this healthy premium but also for us.

BURNETT: What is your next plan for this in terms of overall? Your holding curve, you’ve seen a lot of flipping. Shops like you come in and buy something. You sell it to each other and the public market very quickly. What’s the plan for SunGard?

Mr. CONDE: The only plan that makes sense is long-term holding. There’s nothing for the mentally broken at SunGard. We are very profitable. We’re growing very nicely. We believe that by focusing more on long-term, we’ll be able to deliver greater value.

I think our investor group, we’re very happy with the investor group. We have a huge amount of understanding in both technology and services. They’ve bought into our business plan. So, it’s business as usual but faster, better.

BURNETT: Now, Glenn, he brought up the consortium. Seven buyout firms were working together. It’s not just a logistical now.

Mr. HUTCHINS: Seven best buyouts.

BURNETT: I suppose from where you stand you can go ahead and make that claim. Do you expect, from your perspective right now, deals that you’re working on in technology. Are the ones you’re both talking about right now big consortium based transactions?

Mr. HUTCHINS: I look at the telescope from the other end than that. In other words, what we’re trying to do is invest in the best businesses, the best technology companies. Some companies are the size that we can invest in by ourselves.

Some companies are the size where we need one or two other people. We bought a company called Seagate. You might be familiar with that company. A few years ago we brought a couple of other people to help us get it done.

That was the largest technology buyout we’ve done until this one. Others we do by ourselves. The notion is, we look at the company. We try to figure out if we want to buy it, if we want to make an investment in it. We figure out what it takes to buy the business. Some of them require something of this scale. Other’s don’t.

BURNETT: All right. Well, gentlemen, I’m disappointed to have to leave it there. We’re coming upon a commercial. I appreciate both of you coming in. Glenn, I appreciate it. Chris, thanks for coming in.

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CNBC MorningCall Interview with Cristobal Conde, President and Chief Executive Officer and Glenn Hutchins, Managing Director, Silver Lake Partners, SunGard Data Systems Inc., March 28, 2005

Date:	March 28, 2005
Time:	11:00 AM - 12:00 PM
Station:	CNBC
Location:	Network
Program:	Morning Call

TED DAVID, anchor:

Top story this morning is the acquisition of Sungard Data Systems by a private equity firm for $11.3 billion. That is private equity group we should say. Sungard up 3.08 now, almost 10 percent at 34.63. Sungard makes integrated software and processing solutions primarily for financial services. The consortium of private equity firms buying Sungard includes Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts, Providence Equity Partners, and Texas Pacific Group.

Joining us right now from New York, Glen Hutchins, co-founder and managing member of Silver Lake Partners, and along with him Cristobal Conde, president and CEO of Sungard.

Gentlemen, nice to have you with us and David Faber joining me for the conversation.

Thank you David.

DAVID FABER reporting:

Sure.

Mr. GLEN HUTCHINS (Silver Lake Partners): Good morning.

Mr. CRISTOBAL CONDE (Sungard Data Systems): Good morning.

DAVID: Mr. Conde, let me start with you. What made the timing of this LBO right here, was it the pricing, the structure of the deal, tell us what went on in your mind here?

Mr. CONDE: Well, we announced plans to spin-off our availability services business and then our advisers BSFB received a call from Silver Lake looking to take the company private and it is wonderful transaction for our investors, it is also great news for our customers, our employees who will benefit from very long-term thinking and horizon by the investor group.

DAVID: Mr. Hutchins, certainly a venerable group in this consortium, how did you put this all together and get a consensus and do this deal?

Mr. HUTCHINS: Look, these are some of the best private equity firms in the world. That part was easy because it is a terrific company. Terrific company, world class management team, cutting edge products, one of the world’s leading technology companies. With those characteristics that is a foundation, bringing this private equity team together is a relatively simple thing to do.

FABER: Mr. Conde, it’s David Faber. You know, you just spoke about long-term nature of the—the long-term nature of being with the private equity groups. Why is that preferable to it being a public company?

Mr. CONDE: Well, as a public company CEO you always have to make a trade off between short-term earnings and quarterly earnings versus long-term investment. As a private company we will still need to make those trade offs but we believe we will favor more long-term investment. We are very fortunate to have investors, who are very savvy about technology and about services. We have been very impressed with them.

FABER: But you had not given any thoughts to being a private company before you were approached by Mr. Hutchins, correct?

Mr. CONDE: We had no plans to become a private company. We were well on the way to spin-off our availability services and create value for our shareholders in that way.

FABER: One thing you have done that has created some shareholders is an awful lot of acquisitions, you have had a stock with which you could do that, your currency. As private company you will no longer be able to use a stock to acquire yet you will probably still need to acquire. How do you go about doing that?

Mr. CONDE: We haven’t used stock as currency in quite a number of years. We prefer to use cash and in our agents with the lenders and the consortium we have a built-in flexibility to continue our M&A program which is very important to our...

FABER: Really? Even with leveraging up a balance sheet, obviously to have the LBO take place you are still going to have enough fire power to be able to continue acquiring using cash?

Mr. CONDE: We have enormous cash-generating capacity and we acquire companies that kick off cash not require it so it is all in all we believe we have more that be enough flexibility to continue in our business plan in fact, we have enough to accelerate it.

FABER: Mr. Hutchins it is understandable from your perspective in terms of why this is a company that could be LBO, good recurring cash flow, but what about growth? How much more business can this company expect to get from the Cities and the J.P. Morgans of the world? Where does the growth come from?

Mr. HUTCHINS: There is a terrific growth prospect for this company. This company provides mission critical and highly-valued added technology services that you pointed out, David, for a lot of the most important financial institutions in the world, which are some of the world’s most important technology customers.

The opportunity to continue to acquire which we plan to do as Cris highlighted and also develop technology internally and provide services to the financial industry which is now itself in a good growth phase and we think substantially increasing internal spending and external spending on IT development. So we think there is tremendous opportunities for growth if you take a long-term perspective and are willing to invest to get there.

DAVID: Any plans—I mean, you guys are obviously in business to buy these places then spin them off again. How long do you plan on holding to this?

Mr. HUTCHINS: This is a long-term investment for us. This company is a phenomenal company, very predictable, good cash growth, tremendous management team and we have no plans any time in the near or medium-term future to do anything other than invest in it, build it, and grow it.

FABER: Glen, as you well know a lot of your private equity brethren, heck, half the world is in the deal already, they have been taking opportunities to sell into the public market in a debt form to take their equity out, do you have any plans at all in quarter to try and sort of at least exit to that extent?

Mr. HUTCHINS: David, not at all, not at all right now. We are investing in this company because we think it has very good long-term growth prospects as a private company. We will be able to accelerate that growth by investing aggressively and that is our plan.

FABER: Any concerns at all about the junk bond, about $3 billion worth of bonds to be sold here that is not an insignificant amount?

Mr. HUTCHINS: This financing is fully committed. We buy some of the world’s most important and largest financial institutions, J.P. Morgan, Deutsche Bank, Citigroup, fully committed and we have no concern whatsoever about getting the financing right.

FABER: What were those meetings like, Mr. Hutchins, with all those big private equity guys, there’s an awful lot of egos you had to fit in one room.

Mr. HUTCHINS: Ever seen that bar scene in the “Star Wars” movie, David?

DAVID: We have to leave it there. Gentlemen, thanks very much for being with us, we appreciate it. Cristobal Conde, CEO Sungard Data Systems, Glen Hutchins, Silver Lake Partners, and our own David Faber thank you very much.

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